EXHIBIT 13

                        FORM OF STOCK PURCHASE AGREEMENT


         This Agreement is made this ___ day of June, 1990 between The Pioneer Group, Inc., a Delaware corporation ("PGI") and Pioneer Europe Fund, a Massachusetts business trust ("Pioneer").

         WHEREAS, Pioneer wishes to sell and PGI wishes to purchase _____ shares of beneficial interest in Pioneer for a purchase price of $____________ per share (the "Shares"); and

         WHEREAS, PGI is purchasing the Shares for the purpose of providing the initial capitalization of Pioneer;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Simultaneously with the execution of this Agreement, PGI is delivering to Pioneer a check in the amount of $__________ in payment for the Shares.

         2. PGI agrees that it is purchasing the Shares for investment and has no present intention of redeeming or reselling the Shares.

         Executed as of the date first set forth above.

                                          THE PIONEER GROUP, INC.



                                          By:_____________________________



                                          PIONEER EUROPE FUND



                                          By:_____________________________